Exhibit 99.1

news release

Encana Receives Court Approval of Proposed Plan of Arrangement

Reorganization expected to be completed on or about January 24, 2020

CALGARY, January 17, 2020 — Encana Corporation (NYSE, TSX: ECA) today announced that the Court of Queen’s Bench of Alberta has granted a final order approving the previously announced plan of arrangement, which forms part of a series of proposed reorganization transactions (collectively, the “Reorganization”), in order for the company to: (i) establish its corporate domicile in the U.S.; (ii) rebrand under the name Ovintiv Inc. (“Ovintiv”); and (iii) complete a consolidation and share exchange for effectively one share of common stock of Ovintiv for every five common shares of Encana.

Further information regarding the Reorganization is provided in Encana’s proxy statement/management information circular and prospectus dated December 11, 2019. The Reorganization is expected to close on or about January 24, 2020.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include the anticipated timing and completion of the Reorganization. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: the satisfaction of other conditions to closing of the Reorganization; receipt of stock exchange approvals in a timely manner and on satisfactory terms; and expectations and projections made in light of Encana’s historical experience and its perception of historical trends. Risks and uncertainties include: receipt of stock exchange approvals and satisfaction of other conditions; risks that the description of the transactions in external communications may not properly reflect the underlying legal and tax principles of the reorganization; and other risks and uncertainties as described in Encana’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR. Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

Encana Corporation